EXHIBIT 4.1


                             EQUITY MARKETING, INC.

                          NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

          1. Purpose. The purpose of this Non-Employee Director Stock Option Plan(the "Plan") is to enable Equity Marketing, Inc. (the "Company") to provide compensatory stock options to members of its Board of Directors (the "Board") who are not also employees of the Company and who are first elected or appointed as directors after the date this Plan becomes effective ("Non-Employee Directors"). It is intended that the Plan will constitute a "formula plan" within the meaning and for the purposes of Rule 16b-3 issued by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934.The provisions of the Plan and of any option agreement made pursuant to the Plan will be interpreted and applied accordingly.

          2. Stock Subject to the Plan. The Company may issue and sell a total of 500,000 shares (subject to equitable adjustment for stock dividends and certain capital changes) of its common stock, $.001 par value (the "Common Stock"), pursuant to the Plan. Such shares may be either authorized and unissued or held by the Company in its treasury. New options may be granted under the Plan with respect to shares of Common Stock which are covered by the unexercised portion of an option which has terminated or expired.

          3. Administration. The Plan shall be administered by the Board. Subject to the provisions of the Plan and applicable law, the Board, acting in its sole and absolute discretion, shall have full power and authority to interpret the provisions of the Plan and option agreements made under the Plan, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. The decisions of the Board as to any disputed question, including questions of construction, interpretation and administration, shall be final and conclusive on all persons.

          4. Automatic Option Grants. Except as otherwise provided herein, an option to purchase 35,000 shares of Common Stock will automatically be granted to each Non-Employee Director on the date following the effective date of the Plan on which he or she is initially appointed or elected as a director (by the Board or the shareholders, as the case may be), and an option to purchase an additional 30,000 shares of Common Stock will automatically be granted to each Non-Employee Director on the initial date such Non-Employee Director is elected as a director by the shareholders and each third time thereafter such Non-Employee Director is elected as a director by the shareholders. If a Non-Employee Director first joins the Board of Directors upon election by the shareholders, such Non-Employee Director would receive both grants of options on the same date.

          5. Terms and Conditions of Options. Each option granted under the Plan shall be evidenced by a written agreement containing the following terms and conditions:

          a. Option Price. The purchase price per share shall be equal to the fair market value of a share of Common Stock on the date the option is granted which, for so long as the Company's Common Stock is listed on the NASDAQ National Market System, shall be the closing price per share as listed on the NASDAQ National Market System on such date.

           b. Option Period. Unless sooner terminated in accordance with the provisions hereof, the period during which an option may be exercised shall be 10 years from the date the option is granted.

           c. Exercise of Options. No option shall be exercisable unless the Non-Employee Director to whom the option was granted remains in the continuous service as a director of the Company for at least six months from the date the option is granted. Other than the option to purchase 35,000 shares of Common Stock granted to each Non-Employee Director upon his or her initial appointment, all options granted under this Plan shall become exercisable in three equal installments of 10,000 shares on each of the first, second and third anniversaries of the date of grant. All or part of the exercisable portion of an option may be exercised at any time during the option period, except that, without the consent of the Board, no partial exercise of an option shall be made for less than 100 shares. An option may be exercised by transmitting to the Company (1) a written notice specifying the number of shares to be purchased, and (2) payment in full of the purchase price, together with the amount, if any, deemed necessary to enable the Company to satisfy its income tax withholding


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obligations with respect to such exercise (unless other arrangements  acceptable to the Board are made with respect to the satisfaction of such withholding obligations).

          Notwithstanding anything in the Plan to the contrary, no option may be exercised unless and until a registration statement covering the shares of Common Stock issuable upon exercise of options granted hereunder has been filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

          d. Payment of Option Price. The purchase price of shares of Common Stock acquired pursuant to the exercise of an option granted under the Plan shall be payable in cash or check and/or previously-owned shares of Common Stock. If shares of Common Stock are tendered as payment of the option exercise price, the value of such shares shall be the fair market value as of the date of exercise. If such tender would result in the issuance of fractional shares of Common Stock, the Company shall instead return the difference in cash or by check to the optionee.

          e. Rights as a Shareholder. No shares of Common Stock shall be issued in respect of the exercise of an option granted under the Plan until full payment therefor has been made. The holder of an option shall have no rights as a shareholder with respect to any shares covered by an option until the date a stock certificate for such shares is issued to him or her.

          Except as otherwise provided herein, no adjustments shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

          f. Nontransferability of Options. No option shall be assignable or transferable except upon the optionee's death to a beneficiary designated by the optionee in accordance with procedures established by the Board or, if no designated beneficiary shall survive the optionee, pursuant to the optionee's will or by the laws of descent and distribution. During an optionee's lifetime, options may be exercised only by the optionee or the optionee's guardian or legal representative.

           g. Termination of Service. If an optionee ceases to perform services as a director of the Company for any reason other than death or permanent disability, then each outstanding option granted to him or her under the Plan shall terminate on the date three months after the date of such termination of service or, if earlier, the date specified in the option agreement. If an optionee's service as a director of the Company is terminated by reason of the optionee's death or permanent disability, or if the optionee's service as a director of the Company is terminated by reason of his or her disability and the optionee dies within one year after such termination of service as a director, then each outstanding option granted to the optionee under the Plan shall terminate on the date one year after the date of such termination of service (or one year after the later death of a disabled optionee) or, if earlier, the date specified in the option agreement. For the purposes hereof, the term "permanent disability" means the continuous inability of an optionee to perform the duties of his or her service as a director for ninety (90) consecutive days, or if during any consecutive twelve (12) month period during his or her term of office, the inability or unwillingness of the optionees to perform his or her duties for a total period of ninety (90) days, either consecutively or not, by reason of ill health, physical or mental illness, or for other causes beyond the optionee's control.

           h. Other Provisions. The Board may impose such other conditions with respect to the exercise of options, including, without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable.

          6. Change in Control; Capital Changes.

          a. Change in Control. If any event constituting a "Change in Control of the Company" shall occur, all options granted under the Plan which are outstanding at the time a Change of Control of the Company occurs shall immediately become exercisable. A "Change in Control of the Company" shall be deemed to occur if (1) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (2) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (3) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person

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and the Company, or (4) during any period of two consecutive years,  individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

          b. Capital Changes. In the event of any stock split, stock dividend or similar transaction which increases or decreases the number of outstanding shares of Common Stock, appropriate adjustment shall be made by the Board to the number of shares which may be issued under the Plan, as well as the maximum number of shares which may be issued to any Non-Employee Director pursuant to
Section 4 hereof, and to the number and option exercise price per share of Common Stock which may be purchased under any outstanding options. In the case of a merger, consolidation or similar transaction which results in a replacement of the Company's Common Stock with stock of another corporation but does not constitute Change in Control of the Company, the Company will make a reasonable effort, but shall not be required, to replace any outstanding options granted under the Plan with comparable options to purchase the stock of such other corporation, or will provide for immediate maturity of all outstanding options, with all options not being exercised within the time period specified by the Board being terminated.

          c. Fractional Shares. In the event of any adjustment in the number of shares covered by any option pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded, and each such option will cover only the number of full shares resulting from the adjustment.

          d. Determination of Board to be Final. All adjustments under this paragraph 6 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

          7. Amendment and Termination of the Plan. The Board may amend or terminate the Plan. Except as otherwise provided in the Plan with respect to equity changes, any amendment which would increase the aggregate number of shares of Common Stock as to which options may be granted under the Plan, materially increase the benefits under the Plan, or modify the class of persons eligible to receive options under the Plan shall be subject to the approval of the shareholders of the Company. No amendment or termination may adversely affect any outstanding option without the written consent of the optionee. Notwithstanding anything to the contrary contained herein or in any option agreement made hereunder, the provisions of paragraphs 4 and 5(a) of the Plan and any other provision of the Plan or of an option agreement relating to the timing of option grants, the amount of shares covered thereby and the exercise price thereunder may not be amended more than once every six months, and no amendment may be made to the Plan or an option agreement if, as a result of such amendment, the Plan would no longer qualify as a "formula plan" under Rule 16b-3 issued by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934.

          8. No Rights Conferred. Nothing contained herein will be deemed to give any individual any right to be retained or elected or re-elected as a member of the Board.

          9. Governing Law. The Plan and each option agreement shall be governed in all respects by the internal laws of the State of California without giving effect to the provisions relating to conflicts of law.

          10. Term of the Plan. The Plan shall be effective as of the date on which stockholder approval of the Plan is obtained. The Plan will terminate on the date ten years after the date on which it is approved by the shareholders of the Company, unless sooner terminated by the Board. The rights of optionees under options outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination and shall continue in accordance with the terms of the option.

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